Exhibit 11.1

GLOBAL-E INSIDER TRADING POLICY March 2026

U.S. federal securities laws prohibit trading in the securities of a company while in possession of material non-public information and providing material non-public information to others so that they can trade. Violating such laws can undermine investor trust, harm our company’s reputation, and result in your dismissal from Global-e Online Ltd. (together with its subsidiaries, the “Company”) or even serious criminal and civil charges against you and the Company.

This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading.

Persons Covered and Administration of Policy

This Policy applies to officers 1,1 directors, and employees of the Company. As someone subject to this Policy, you are responsible for ensuring that members of your household and individuals whose transactions are subject to your influence or control also comply with this Policy. This Policy also applies to any entities you control, including any corporations, partnerships, limited liability companies or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. The Compliance Officer may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. This Policy extends to all activities within and outside your Company duties. Every officer, director, and employee must review this Policy. Officers, directors and employees, together with any other person designated as being subject to this Policy by the Compliance Officer, as defined below, are referred to collectively as “Covered Persons.”

Questions regarding the Policy should be directed to the Company’s Compliance Officer who is responsible for the administration of this Policy.

For purposes of this Policy, the “Compliance Officer” shall be the Company’s General Counsel; provided that if the General Counsel is unavailable or personally involved in the transaction at issue, the Compliance Officer shall be the Company’s Chief Financial Officer.

Statement of Policies Prohibiting Insider Trading

Unless otherwise permitted by this Policy, no Covered Person shall:

•	purchase, sell, gift or otherwise transfer any type of security of the Company while in possession of material non-public information relating to the Company;

•
purchase, sell, gift or otherwise transfer any security of any other company, including a customer, supplier, business partner or economically-linked company, such as a competitor or peer company, while in possession of material non-public information obtained in connection with your employment by or service to the Company (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making an investment decision in such other company);

1 For purposes of this Policy, “officer” has the meaning of the term in Rule 16a-1(f) under Exchange Act of 1934, as amended, which means the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.

•
directly or indirectly communicate (or “tip”) material non-public information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information); or

directly or indirectly communicate material non-public information to anyone within the Company other than on a “need-to-know” basis.

The laws and regulations concerning insider trading are complex, and you are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in Company securities.

Explanation of Insider Trading

“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options or warrants, puts, calls, pledging and margin loans, or other derivative securities.

What Information Is Material?

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future - or even just that it may happen - could be deemed material.

Examples of material information include (but are not limited to) information about corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers, or dispositions; dividends; major new features, products or product developments; important business developments such as major contract awards or cancellations; developments regarding strategic collaborators; management or control changes; significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; cybersecurity or data security incidents; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

Questions regarding material information should be directed to the Compliance Officer. A good rule of thumb:

When in doubt, do not trade.

What Is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors in a Regulation FD-compliant method, such as a press release, a filing with the US Securities and Exchange Commission (the “SEC”) or a regulation FD-compliant conference call.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, one should allow two (2) full trading days following publication as a reasonable waiting period before such information is deemed to be public. For purposes of this Policy, a “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern Time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday.

Statement of Procedures to Prevent Insider Trading

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every Covered Person is required to follow these procedures

Blackout Periods

No Covered Person (with their controlled entities and household members) shall purchase or sell any security of the Company during the period beginning at 11:59 p.m. ET on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company (for example, if the Company’s fourth fiscal quarter ends on December 31, the corresponding blackout period would begin at 11:59 p.m. ET, on December 17 and end at the close of trading (generally, 4:01 p.m. ET) on the second full trading day after the public release of earnings data for such fiscal quarter):

Exceptions to the blackout period policy may be approved, in limited circumstances, only by the Company’s General Counsel, Chief Financial Officer or Chief Executive Officer or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.

From time to time, the Company, through the Board of Directors or the Compliance Officer, may recommend that officers, directors, employees, or others (with their controlled entities and household members) suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading as the event-specific blackout period will not be announced to those not subject to it.

Even if the Company has not notified you that you are subject to an event-specific blackout period, if you are aware of material non-public information about the Company, you should not trade in Company securities. Any failure by the Company to designate you as subject to an event-specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while possessing material non-public information.

Preclearance of All Trades by Covered Persons

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities by Covered Persons and their controlled entities and household members (each, a “Preclearance Person”) must be precleared by the Company’s Compliance Officer. Preclearance does not relieve anyone of his or her responsibility under SEC rules and should not be understood to represent legal advice by the Company that a proposed transaction complies with SEC rules or applicable law.

A request for preclearance must be in writing (including by e-mail), must be made at least two (2) business days in advance of the proposed transaction, and must include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities to be involved. In addition, the Preclearance Person must execute a certification (in the form approved by the Compliance Officer) that he or she is not aware of material non-public information about the Company. The Compliance Officer shall have sole discretion to decide whether to preclear any contemplated transaction. All trades that are precleared must be effected within five (5) business days of receipt of the preclearance, unless a specific exception has been granted by the Compliance Officer. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be effected. Transactions under a previously established Trading Plan or Trading Arrangement (as defined below) that has been preapproved in accordance with this Policy are not subject to further preclearance.

None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.

Exempt Transactions

This Policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:

•	transactions directly with the Company;

•
gifts of the Company’s securities for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, provided that such gift transactions involving Company securities are subject to pre-clearance; or

•
transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);

•
“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options); or

•
transactions under a pre-cleared plan designed to comply with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (a “Trading Plan”) or transactions under a pre-cleared non-Rule 10b5-1 trading arrangement [2] (a “Trading Arrangement”).

Post-Termination Transactions

With the exception of the preclearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If you are in possession of material non-public information when your service terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.

Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company securities:

Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on any other organized market or an over-the-counter market, may also focus an officer’s, director’s, or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

2 A non-Rule 10b5-1 trading arrangement under Item 408(c) of Regulation S-K is a trading arrangement where: (1) The covered person asserts that at a time when they were not aware of material nonpublic information about the security or the issuer of the security they had adopted a written arrangement for trading the securities; and (2) The trading arrangement: (i) Specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; (ii) Included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or (iii) Did not permit the covered person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the trading arrangement, did exercise such influence must not have been aware of material nonpublic information when doing so.

Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank, or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy, other than those transactions described under “Additional Prohibited Transactions,” do not apply to transactions under a previously established contract, plan, or instruction to trade in the Company’s stock in accordance with the terms of Rule 10b5-1 and all applicable state laws that:

◾	has been submitted to and preapproved by the Company’s Compliance Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing

Officer”);
◾	includes a “Cooling Off Period” for

•
directors and officers that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 20-F or Form 6-K with financial results covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and

•	employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;

◾
for directors and officers, includes a representation in the Trading Plan that the directors or officers is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

◾
has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;

◾
either (i) specifies the amounts, prices, and dates of all security transactions under the Trading Plan, (ii) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, or (iii) prohibits you from exercising any subsequent influence over the transactions; and

◾	complies with all other applicable requirements of Rule 10b5-1.

The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer.

An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material non-public information. Modifications to and early terminations of a Trading Plan or Trading Arrangement are subject to preapproval by the Compliance Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

The Company reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan or Trading Arrangement if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan,

and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan or Trading Arrangement submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan or Trading Arrangement.

Section 16: Insider Reporting Requirements (Directors and Officers)

Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the related rules and regulations, set forth obligations applicable to directors and officers (each, a “Section 16 insider”).

The timely reporting of transactions requires tight interface with brokers handling transactions for persons that are subject to Section 16. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with the Company’s pre-clearance procedures and prevent inadvertent violations.  Therefore, in order to facilitate timely compliance with the requirements of Section 16, persons subject to Section 16 are required to ensure that their brokers comply with the following requirements:

◾
Not enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that a transaction was pre-cleared pursuant to the requirements of this Policy; and

◾
Report on the day of the execution of the transaction to the Company  in writing via e-mail  to the legal department (and if receipt is not confirmed in writing by the Company, also confirm receipt  by telephone) the complete  details of every transaction involving the Company’s equity securities, including gifts, transfers, pledges and all transactions under Trading Plans and other Trading Arrangements including: the date of the transaction, the type of transaction, the number of securities involved, and the applicable price.

It is the legal obligation of the relevant insider to cause any filings on Form 3, Form 4, Form 5 or Form 144 (or as may otherwise be required) to be made.  You are strongly encouraged to confirm following any transaction that the required information has been provided to the Company.

Interpretation, Amendment, and Implementation of this Policy

The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws. The Chief Financial Officer will administer this Policy as it applies to any trading activity by the General Counsel.

Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

Certification of Compliance

All Covered Persons may be asked periodically to certify their compliance with the terms and provisions of this Policy.

Version: March 2026